UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):  October 22, 2014

PriceSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego, CA 92121
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05	Amendments to the Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On October 22, 2014 the Board of Directors of the Company (with interested directors abstaining) waived any inconsistencies with the Company’s Code of Business Conduct and Ethics (the “Code”) arising from the transactions described in Exhibit No. 99.1 attached hereto, to the extent the Board had not previously approved a waiver of the Code with respect to such transactions and to the extent such transactions would constitute a violation (as to one or more directors) of the conflict of interest provisions of the Code. Also, on October 15, 2014 the Audit Committee of the Company’s Board of Directors approved the related-party nature of such transactions to the extent it had not previously approved such transactions. The Board and Audit Committee specified that such waiver and approval would have retroactive effect to the date of commencement of the transactions covered by such waiver and approval.

Item 9.01.   Financial Statements and Exhibits.

(d)	The following exhibit is furnished herewith:

Exhibit Number	Description
99.1	Summary of Related Party Transactions Approved by Independent Directors and Audit Committee

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2014	/S/ Robert M. Gans
Robert M. Gans
Executive Vice President, Secretary and General Council

EXHIBIT INDEX

Exhibit Number	Description
99.1	Summary of Related Party Transactions Approved by Independent Directors and Audit Committee

Exhibit 99.1

Summary of Related Party Transactions Approved by Independent Directors and Audit Committee

Relationships with Edgar Zurcher: Edgar Zurcher is a director of the Company. The Company has accordingly recorded and disclosed related-party expense or income related to the relationships with Edgar Zurcher for the years ended August 31, 2014, 2013 and 2012.  Mr. Zurcher is a partner in a law firm that the Company utilizes in certain legal matters. The Company incurred approximately $27,000, $14,000 and $26,000 in legal expenses with this firm for the years ended August 31, 2014, 2013 and 2012, respectively.  Mr. Zurcher is also a director of a company that owns 40% of Payless ShoeSource Holdings, Ltd., which rents retail space from the Company. The Company has recorded approximately $1.4 million, $1.5 million, and $1.4 million in rental income for this space during the years ended August 31, 2014, 2013 and 2012, respectively.  Additionally, Mr. Zurcher is a director of Molinos de Costa Rica S.A.  The Company paid approximately $461,000, $409,000 and $367,000 for products purchased from this entity during the years ended August 31, 2014, 2013 and 2012, respectively.  Also, Mr. Zurcher is a director of Roma Prince S.A. PriceSmart purchased products from this entity for approximately $1.3 million, $1.3 million and $1.4 million for the years ended August 31, 2014, 2013 and 2012, respectively.

Relationship with Gonzalo Barrutieta: Gonzalo Barrutieta is a director of the Company. Mr. Barrutieta is also a member of the Board of Directors of Office Depot Mexico, S.A. de C.V., which operates OD Panama, S.A. ("ODP"), which rents retail space from the Company. The Company has recorded approximately $261,000, $256,000 and $252,000 in rental income and common area maintenance charges for this space during the years ended August 31, 2014, 2013, and 2012, respectively. Additionally, the Company sold to ODP approximately 28,000 square feet of undeveloped land, located adjacent to the Panama, Via Brasil PriceSmart location, for approximately $2.1 million during the fiscal year ended August 31, 2011. Also, on July 15, 2011 (fiscal year 2011), the Company's joint venture Golf Park Plaza, S.A. ("GPP") and ODP entered into a 30 year operating lease, with an option to buy, for approximately 26,000 square feet of land owned by GPP. The option to purchase the land has a three-year limit beginning as the April 2013. As part of this transaction, ODP: (i) made an initial deposit to GPP in the sum of approximately $545,000 at the time of signing the agreement; (ii) paid a second deposit of approximately $436,000 at the time their building was completed and their store opened to the public; (iii) is currently paying monthly rent per the lease clause of the agreement of $1,000 per month starting 365 days from execution of the contract and (iv) will pay an additional $109,000, less any rental payments previously applied per the lease clause, when ODP exercises its option to purchase the land. ODP opened their store in April of 2013. ODP paid approximately $12,000 in rental payments during the fiscal years ended August 31, 2014 and 2013, respectively.

Relationships with Mitchell G. Lynn: Mr. Lynn has been a director of the Company since November 2011. Mr. Lynn is the founder, limited partner and a general Partner of CRI 2000, LP, dba Combined Resources International ("CRI"), which designs, develops and manufactures consumer products for domestic and international wholesale distribution, primarily through warehouse clubs. The Company paid approximately $157,000, $381,000 and $285,000 for products purchased from this entity during the years ended August 31, 2014, 2013 and 2012, respectively. Mr. Lynn is also a founder, limited partner and a general partner of ECR4Kids, LP ("ECR") which designs, manufactures and sells educational/children's products to wholesale dealers. The Company paid approximately $3,000, $16,000 and $1,000 for products purchased from this entity during the years ended August 31, 2014, 2013 and 2012, respectively.